UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Quotient Technology Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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QUOTIENT TECHNOLOGY INC.

400 LOGUE AVENUE

MOUNTAIN VIEW, CA 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 10:00 a.m. Pacific Daylight Time on Tuesday, June 5, 2018

TO THE STOCKHOLDERS OF QUOTIENT TECHNOLOGY INC.:

The Annual Meeting of Stockholders of Quotient Technology Inc., a Delaware corporation (“Quotient” or the “Company”), will be held on Tuesday, June 5, 2018, at 10:00 a.m. PDT, at Quotient’s headquarters located at 400 Logue Avenue, Mountain View, California 94043, for the following purposes as more fully described in the accompanying proxy statement:

1.	To elect two Class I directors to serve until the 2021 Annual Meeting of Stockholders and until their successors are duly elected and qualified, subject to earlier resignation or removal;
2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018; and
3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Only stockholders of record of our common stock at the close of business on April 13, 2018 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

In accordance with Securities and Exchange Commission rules, we sent a Notice of Internet Availability of Proxy Materials on or about April 20, 2018, and provide access to our proxy materials over the Internet on or before that date, to the holders of record of our common stock as of the close of business on the Record Date.

If you have any further questions about voting or attending the Annual Meeting, please contact our proxy solicitor, D.F. King & Co., Inc. Stockholders may call toll-free at (866) 796-1271, and banks and brokers may call collect at (212) 269-5550. D.F. King may be reached by email at Quot@dfking.com.If you have any general questions regarding the Annual Meeting, please visit our website at www.quotient.com or contact our investor relations department at (650) 605-4600 (option 7).  Our Annual Report on Form 10-K for the year ended December 31, 2017 and our 2018 Proxy Statement are available at http://www.astproxyportal.com/ast/18720.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Quotient and look forward to receiving your proxy.

By order of the Board of Directors,

Connie Chen

General Counsel and Secretary

Mountain View, California

April 20, 2018

As used in this proxy statement, the terms “Quotient,” the “Company,” “we,” “us,” and “our” mean Quotient Technology Inc. and its subsidiaries unless the context indicates otherwise.

QUOTIENT TECHNOLOGY INC.

400 Logue Avenue

Mountain View, CA 94043

PROXY STATEMENT

FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

to be held on Tuesday, June 5, 2018 at 10:00 a.m. PDT

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the annual meeting of stockholders to be held at 10:00 a.m. PDT on Tuesday, June 5, 2018, and any postponements or adjournments thereof, which we refer to as the Annual Meeting. The Annual Meeting will be held at Quotient’s headquarters located at 400 Logue Avenue, Mountain View, California 94043. This proxy statement and the accompanying form of proxy are first being mailed to stockholders on or about April 20, 2018. Our annual report for the year ended December 31, 2017 is enclosed with this proxy statement. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

QUESTIONS AND ANSWERS

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•

a proposal for the election of two Class I directors to hold office until the 2021 Annual Meeting of Stockholders and until their successors are elected and qualified, subject to earlier resignation or removal;

•	a proposal to ratify the appointment of Ernst & Young LLP, as our independent registered public accounting firm for the year ending December 31, 2018; and
•	any other business that may properly come before the Annual Meeting.

How does the Board recommend I vote on these proposals?

The Board recommends a vote:

•

FOR the election of Mir M. Aamir and Steve M. Horowitz, as Class I directors to hold office until the 2021 Annual Meeting of Stockholders and until their successors are elected and qualified, subject to earlier resignation or removal; and

•	FOR the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2018.

Who is entitled to vote?

Holders of our common stock as of the close of business on April 13, 2018 (the “Record Date”), may vote at the Annual Meeting. As of the Record Date, we had 94,286,099 shares of common stock outstanding. In deciding all matters at the Annual Meeting, each holder of common stock of Quotient will be entitled to one vote for each share of common stock held as of the close of business on the Record Date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the proxy materials were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person at the Annual Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and the proxy materials were forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since beneficial owners are not stockholders of record, you may not vote your shares in person at the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name holders.”

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	vote by Internet— visit http://www.voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. EDT on June 4, 2018 (have your proxy card in hand when you visit the website)
•	vote by telephone—call toll-free at 1-800-PROXIES (1-800-776-9437) (have your proxy card in hand when you call); or
•	vote by mail—simply complete, sign and date the enclosed proxy card and return it before the Annual Meeting in the envelope provided.
•	vote in person—we will provide a ballot to stockholders who attend the Annual Meeting and wish to vote in person;

Street name holders may submit their voting instructions by Internet or telephone using the information provided by their respective brokers or other nominees and may complete and mail voting instruction forms to their respective brokers or nominees. However, street name holders may not vote by written ballot at the Annual Meeting unless they obtain a legal proxy from their respective brokers or nominees.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone (until 11:59 p.m. EDT on June 4, 2018);
•	returning a later-dated proxy card so that it is received prior to the Annual Meeting;
•	notifying the Secretary of Quotient, in writing, at the address listed on the front page; or
•	completing a written ballot at the Annual Meeting.

Street name holders may change their voting instructions by submitting new instructions by Internet or by telephone or returning a later-dated voting instruction form to their respective brokers or nominees. In addition, street name holders who obtain a legal proxy from their respective brokers or nominees may change their votes by completing a ballot at the Annual Meeting.

What do I need to do to attend the Annual Meeting in person?

Seating will begin at 9:30 a.m. PDT and the meeting will begin at 10:00 a.m. PDT. On the day of the meeting, each stockholder will be required to present valid picture identification such as a driver’s license or passport. Street name holders will also be required to present proof of beneficial ownership as of the Record Date, such as your most recent account statement reflecting your stock ownership prior to the Record Date, along with a copy of the voting instruction card provided by your broker, bank, trustee or other nominee or similar evidence of ownership.

Use of cameras, recording devices, computers and other personal electronic devices will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.

Please allow ample time for check-in. Persons will be subject to search.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our Board. Steven R. Boal and Connie L. Chen have been designated as proxies by our Board. When proxy votes are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board as described above. If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares at the adjourned meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the meeting to be properly held under our Amended and Restated Bylaws (our “Bylaws”), and Delaware state law. The presence, in person or by proxy, of a majority of the voting power of the shares of stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a stockholder may indicate that the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. In addition, a broker may not be permitted to vote on shares held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock (“broker non-vote”). The shares subject to a proxy which are not being voted on a particular matter because of either stockholder withholding or broker non-votes will count for purposes of determining the presence of a quorum. Abstentions are counted in the determination of a quorum.

How many votes are needed for approval of each matter?

•

Proposal No. 1: The election of directors requires a plurality of the votes cast by the holders of shares represented in person or by proxy at the meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “FOR” are elected as directors. As a result, any shares not voted “FOR” a particular nominee (including as a result of stockholder withholding or a broker non-vote) will not be counted in such nominee’s favor.

•

Proposal No. 2: The ratification of the appointment of Ernst & Young LLP must receive the affirmative vote of a majority of the votes cast by the holders of shares represented in person or by proxy at the meeting and entitled to vote thereon to be approved. Abstentions are considered votes present and entitled to vote on this proposal, and thus have the same effect as a vote “AGAINST” the proposal.

How are proxies solicited for the Annual Meeting?

The Board is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by Quotient. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares. In addition to solicitation by mail, some of our directors, officers and employees may solicit proxies in person or by telephone for no additional compensation. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies and anticipate that this will cost us approximately $8,000 plus certain out-of-pocket expenses.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole routine matter—the proposal to ratify the appointment of Ernst & Young LLP (Proposal No. 2). Your broker will not have discretion, absent direction from you, to vote on the election of directors (Proposal No. 1), which is considered a “non-routine” matter.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Quotient uses the internet as the primary means of furnishing proxy materials to stockholders.  We are sending a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders with instructions on how to access the proxy materials online or request a printed copy of the materials.

Stockholders may follow the instructions in the Notice of Internet Availability to elect to receive future proxy materials in print by mail or electronically by email. We encourage stockholders to take advantage of the availability of the proxy materials online to help reduce the environmental impact of our annual meetings, and reduce Quotient’s printing and mailing costs.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

Quotient has adopted a procedure called “householding.”  Under this procedure, Quotient may deliver a single copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement and the Annual Report to multiple stockholders who share the same address, unless Quotient has received contrary instructions from one or more stockholders. This procedure reduces the environmental impact of our annual meetings, and reduces Quotient’s printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards.  Upon written or oral request, Quotient will deliver promptly a separate copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement and the Annual Report to any stockholder that elects not to participate in householding.

To receive, free of charge, a separate copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement or the Annual Report, or separate copies of any future notice, proxy statement, or annual report, you may write or call Quotient at the following email address, physical address, or phone number:

IR@quotient.com

Quotient Technology Inc.

Attention: Investor Relations

400 Logue Avenue

Mountain View, California 94043

(650) 605-4600 (option 7)

If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact Quotient at the email address, physical address, or phone number above.  Stockholders who hold shares in “street name” may contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.

Is my vote confidential?

Proxy instructions, ballots, and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Quotient or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Who will pay for the cost of this proxy solicitation?

We will bear the cost of this proxy solicitation. In addition to solicitation by mail, some of our directors, officers and employees may solicit proxies in person or by telephone for no additional compensation. We will also ask stockholders of record who are brokerage firms, custodians and fiduciaries to forward proxy materials to the beneficial owners of such shares and upon request we will reimburse such stockholders of record for the customary costs of forwarding the proxy materials. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies and anticipate that this will cost us approximately $8,000 plus certain out-of-pocket expenses.

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2019 Annual Meeting of Stockholders, our Secretary must receive the written proposal at our principal executive offices not later than December 21, 2018. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Stockholder proposals should be addressed to:

Quotient Technology Inc.

Attention: Investor Relations

400 Logue Avenue

Mountain View, California 94043

Our Bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our Bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our Board, or (iii) otherwise properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Secretary, which notice must contain the information specified in our Bylaws. To be timely for our 2019 Annual Meeting of Stockholders, our Secretary must receive the written notice at our principal executive offices:

•	no earlier than February 5, 2019; and
•	no later than the close of business on March 7, 2019.

In the event that we hold our 2019 Annual Meeting of Stockholders more than 30 days before or more than 30 days after the one-year anniversary of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or
•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our Nominating and Corporate Governance Committee. Any such recommendations should include the nominee’s name and qualifications for membership on our Board and should be directed to our Secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board and Corporate Governance—Stockholder Recommendations for Nominations to the Board.”

In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our Bylaws. In addition, the stockholder must give timely notice to our Secretary in accordance with our Bylaws, which, in general, require that the notice be received by our Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our Board has the authority to establish the authorized number of directors from time to time by resolution. Our Board currently consists of seven members. Our Amended and Restated Certificate of Incorporation (our “Restated Certificate”) and our Bylaws provide for a classified Board consisting of three classes of directors, with directors serving staggered three-year terms.

Directors in a particular class will be elected for a three-year term at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year term. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. The initial class of each director is set forth in the table below.

The nominees and the directors who are serving for terms that end following the Annual Meeting, and their ages, occupations and length of board service as of April 20, 2018, are provided in the table below. Additional biographical descriptions of each nominee and director are set forth in the text below the table. These descriptions include the primary individual experience, qualifications, qualities and skills of our nominees and directors that led to the conclusion that each person should serve as a member of our Board.

Nominees	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Mir M. Aamir	I	45	President, CEO and Director	2017	2018	2021
Steve M. Horowitz	I	50	Director	2015	2018	2021

Continuing Directors
Steven R. Boal	II	52	Executive Chairman of Board	1998	2019	—
Michelle R. McKenna-Doyle	II	52	Director	2017	2019	—
Andrew J. Gessow	III	60	Director	2013	2020	—
David Oppenheimer	III	61	Director	2017	2020	—
Scott Raskin	III	56	Lead Independent Director	2017	2020	—

Nominees for Director

Mir M. Aamir has served on our Board since February 2017. Mr. Aamir has served as our CEO since September 2017 and our President since September 2015. Mr. Aamir has served as our Chief Operating Officer from October 2013 until September 2017 and our Chief Financial Officer from October 2013 to September 2015. From March 2011 to October 2013, Mr. Aamir served as President of Customer Loyalty and Digital Technologies at Safeway, Inc. From January 2008 to February 2011, Mr. Aamir served as Senior Vice President of Marketing Strategy and Financial Planning and Analysis. From May 2005 to December 2007, Mr. Aamir served as Group Vice President, Financial Planning and Analysis for all of Safeway’s U.S. business units. Mr. Aamir holds a B.B.A. and an M.B.A. from the Institute of Business Administration, University of Karachi and an M.B.A. from the University of Chicago Booth School of Business. We have determined that Mr. Aamir is qualified to serve as a member of our Board because of his significant industry and company expertise gained from his experience as President, Chief Operating Officer and Chief Financial Officer of the Company.

Steve M. Horowitz has served on our Board since June 2015. Mr. Horowitz is currently Vice President of Technology at Snap Inc., a social messaging application, and previously was Vice President of Hardware with Snap from January 2015 until September 2017. Before joining Snap, Mr. Horowitz served as Senior Vice President of Software Engineering at Motorola Mobility, LLC, formerly a Google company, from December 2012 through January 2015. From January 2009 through November 2012, Mr. Horowitz served as our Chief Technology Officer. Prior to that he worked at Google, Microsoft and Apple. Mr. Horowitz holds a Bachelor of Arts degree from the University of Michigan, Ann Arbor. We have determined that Mr. Horowitz is qualified to serve as a member of our Board because of his significant industry and company experience.

Continuing Directors

Steven R. Boal founded Quotient in 1998. Mr. Boal serves as the Executive Chairman of our Board and has been a member of the Board since 1998.  Mr. Boal was our CEO from 1998 until September 2017 and as our President from 1998 until September 2015. Prior to founding Quotient, Mr. Boal served as Vice President of Business Development for Integral Development Corporation, a privately held financial software company. Mr. Boal holds a B.A. from the State University of New York at Albany. We have determined that Mr. Boal’s perspective, operational and historical expertise gained from his experience as our founder, former President, Chief Executive Officer and one of our largest stockholders, make him a critical member of our Board.

Andrew J. Gessow has served on our Board since May 2013. Mr. Gessow is currently a managing partner at DivCore Equity Partners, a real estate investment firm, which he joined in January 2012. From May 2007 through December 2011, Mr. Gessow was the West Coast Partner and Managing Director of One Equity Partners LLC, the private equity platform of J.P. Morgan Chase & Co. Previously, Mr. Gessow served as a member of the board of directors of Mandiant Corporation and the TV Guide Network. Mr. Gessow holds a B.B.A. in Business Administration from Emory University and an M.B.A. from Harvard University. We have determined that Mr. Gessow is qualified to serve as a member of our Board because of his experience in both managing and evaluating companies as an executive officer, board member and investor.

Michelle R. McKenna-Doyle has served on our Board since October 2017. Ms. McKenna-Doyle is currently the Senior Vice President and Chief Information Officer of the National Football League (the “NFL”), which she joined in September 2012. Prior to joining the NFL, Ms. McKenna-Doyle served as Senior Vice President and Chief Information Officer at Constellation Energy Group, Inc., an energy company. Ms. McKenna-Doyle has served on the board of directors of RingCentral, Inc., a public company, since March 2015, and on the board of directors of comScore, Inc., a public company, since October 2017. From April 2015 until August 2017, Ms. McKenna-Doyle served on the board of directors of Insperity, Inc., a public company. Ms. McKenna-Doyle holds a B.S. in Accounting from Auburn University and a M.B.A. from Rollins College. Ms. McKenna-Doyle was formerly licensed as a certified public accountant in the State of Georgia. We have determined that Ms. McKenna-Doyle is qualified to serve as a member of our Board because of her experience serving on the board of directors of public companies and expertise in financial accounting and risk management.

David Oppenheimer has served on our Board since July 2017.  Mr. Oppenheimer is currently the Chief Financial Officer at Planet Labs Inc., an earth imaging company, which he joined in October 2015.  From April 2013 through February 2015, Mr. Oppenheimer served as Chief Financial Officer at Ebates Inc. (acquired by Rakuten, Inc.), an e-commerce company. From July 2010 through April 2013, Mr. Oppenheimer served as Executive Vice President and Chief Financial Officer at ServiceSource International, Inc., an IT service management company. Prior to joining ServiceSource International, Mr. Oppenheimer served as Executive Vice President and Chief Financial Officer at Mindjet, Inc., a management software company. Additionally, Mr. Oppenheimer currently serves on the board of directors and audit committee of HotChalk, Inc., a Delaware private company.  Mr. Oppenheimer holds a B.S. in Mechanical Engineering from the State University of New York at Buffalo and a M.B.A. from the University of California, Berkeley.   We have determined that Mr. Oppenheimer is qualified to serve as a member of our Board because of his experience serving on audit committees and expertise in financial accounting at technology companies.

Scott D. Raskin has served on our Board since February 2017 and as Lead Independent Director since November 2017. Since June 2006, Mr. Raskin has served as the President and Chief Executive Officer at Spigit Inc. (formerly known as Mindjet), a provider of innovation management software. Prior to joining Spigit, Mr. Raskin served as President and Chief Operating Officer (from March 2001 to June 2006) at Telelogic AB, a publicly traded, international software company. Additionally, Mr. Raskin currently serves as the Chairman of the board of directors of MariaDB, a Finnish private company, since January 2015. From January 2012 to July 2014, Mr. Raskin also served on the board of directors of Cision AB, a Swedish, publicly traded company, where he was also a member of the compensation committee of its board of directors. Mr. Raskin holds a Bachelors in Business Administration (B.B.A.) from the University of Texas. We have determined that Mr. Raskin is qualified to serve as a member of our Board because of his experience in both managing and evaluating companies as an executive officer and as a board member.

THE BOARD RECOMMENDS A VOTE “FOR” EACH

OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board (the “Audit Committee”) has appointed the firm of Ernst & Young LLP (“Ernst & Young”) as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2018. During our previous fiscal year ended December 31, 2017, Ernst & Young served as our independent registered public accounting firm.

At the Annual Meeting, the stockholders are being asked to ratify the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2018. Our Audit Committee is submitting the selection of Ernst & Young to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of Ernst & Young will be present at the Annual Meeting and they will have an opportunity to make statements and will be available to respond to appropriate questions from stockholders. If this proposal does not receive the affirmative approval of a majority of the votes cast on the proposal, the Audit Committee would reconsider the appointment.

Notwithstanding its selection and even if our stockholders ratify the selection, our Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of Quotient and its stockholders.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees billed or to be billed by Ernst & Young for professional services rendered with respect to the years ended December 31, 2017 and 2016. All of these services rendered were preapproved by the Audit Committee.

	2017	2016
Audit Fees(1)	$2,106,850	$1,570,400
Audit-Related Fees(2)	111,800	—
Tax Fees(3)	—	128,427
All Other Fees(4)	1,895	1,995
TOTAL	$2,220,545	$1,700,822

(1)

“Audit fees” consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by our independent registered public accounting firm in connection with regulatory filings.

(2)	“Audit-related fees” include fees for professional services related to due-diligence services for the acquisition of Crisp Media, Inc.
(3)

“Tax fees” include fees for professional services related to tax advice. Tax advice fees encompass permissible services mainly related to technical tax advice related to federal, state and international tax compliance, acquisitions and international tax planning.

(4)	“All Other fees” include subscription services related to obtaining access to Ernst & Young’s online accounting library.

Auditor Independence

Under its charter, the Audit Committee pre-approves all services rendered by our independent registered public accounting firm, Ernst & Young. The Audit Committee has determined that the rendering of non-audit services by Ernst & Young was compatible with maintaining their independence.

Pre-Approval Policies and Procedures.

Consistent with requirements of the SEC and the Public Company Accounting Oversight Board (the “PCAOB”) regarding auditor independence, our Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. In recognition of this responsibility, our Audit Committee (or a member of the Audit Committee delegated by the Audit Committee) pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION

OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CORPORATE GOVERNANCE AND DIRECTORS

Our Corporate Governance Guidelines, together with the Board’s committee charters, provide the framework for the corporate governance of the Company.  Following is a summary of our Corporate Governance Guidelines.  Our Corporate Governance Guidelines, as well as the charters of each of our Board committees, are available on our website at www.quotient.com, on the Governance page under the Investor section.

Board Composition

Our business and affairs are managed under the direction of our Board. Our Board currently consists of seven members, five of whom qualify as “independent” under the listing standards of the New York Stock Exchange (the “NYSE”). The authorized number of directors may be changed only by resolution of our Board. This classification of our Board into three classes with staggered three-year terms may have the effect of delaying or preventing changes in our control of our Company or management.

Board Leadership Structure

On September 1, 2017, Mr. Aamir became the President and Chief Executive Officer of the Company and Mr. Boal became the Executive Chairman of the Board.

The Board believes that this leadership structure, which separates the Chairman and Chief Executive Officer roles, is appropriate at this time in light of the evolution of the Company’s business and operating environment.  In particular, the Board believes that this structure clarifies the individual roles and responsibilities of Mr. Boal and Mr. Aamir, streamlines decision-making, and enhances accountability.  As Executive Chairman, Mr. Boal remains involved in key matters, such as major transactions and broader business and customer relationships, and continues to advise Mr. Aamir.  In this role and given his in-depth knowledge of the issues, challenges, and opportunities facing us, the Board believes that Mr. Boal continues to be best positioned to develop agendas and ensure that the Board’s time and attention are focused on the most critical matters.  His role enables decisive leadership, ensures clear accountability, and enhances the ability to communicate our message and strategy clearly and consistently to our stockholders, employees, customers and partners.

The Board has a Lead Independent Director and believes this role addresses the need for independent leadership and an organizational structure for the independent directors.  The Lead Independent Director coordinates the activities of the other independent directors, presides over meetings of the Board at which the Chairman of the Board is not present and at each executive session, serves as liaison between the Chairman of the Board and the independent directors, and is available for consultation and direct communication if requested by major stockholders.

Mr. Raskin was appointed Lead Independent Director effective November 3, 2017. He was preceded by Mr. Siminoff, who served as our Lead Independent Director from February 7, 2017 until November 3, 2017.  Prior to Mr. Siminoff’s designation as Lead Independent Director our Board did not formally designate a Lead Independent Director.  Previously, the independent directors rotated chairing executive sessions based upon such director’s expertise in the matters for Board discussion. The Lead Independent Director for each session serves as a liaison between our non-independent directors and our independent directors and performs such additional duties as our Board may otherwise determine and delegate.

Director Independence

Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that each of Messrs. Gessow, Horowitz, Oppenheimer, Raskin and Siminoff and Mses. Lepore and McKenna-Doyle do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing standards of the NYSE.

Risk Oversight

Our Board believes that open communication between management and the Board is essential for effective risk management and oversight. Our Board meets with our CEO and other members of the senior management team at quarterly Board meetings, where, among other topics, they discuss strategy and risks in the context of reports from the management team and evaluates the risks inherent in significant transactions. While our Board is ultimately responsible for risk oversight, our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee of our Board (the “Audit Committee”) assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control(s) over financial reporting and disclosure controls and procedures. The Compensation Committee of our Board (the “Compensation Committee”) assists our Board in assessing risks created by the incentives inherent in our compensation policies. The Nominating and Corporate Governance Committee of our Board (the “Nominating and Corporate Governance Committee”) is charged with assisting our Board in fulfilling its oversight responsibilities with respect to the management of risk associated with Board membership and corporate governance.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics (the “Code of Business Conduct and Ethics”), which outlines the principles of legal and ethical business conduct under which we do business. The code is applicable to all of our directors, officers and employees. We intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to the extent required by applicable rules and exchange requirements.  The Code of Business Conduct and Ethics is available on our website at www.quotient.com, on the Governance page under the Investor section.

Director Ownership Guidelines

Our Board adopted in 2016 stock ownership guidelines for our CEO, executive officers, and non-employee directors.  Under the guidelines, non-employee directors are expected to own shares of Quotient common stock that have a value equal to three times their annual cash retainer for serving as a director.  Shares may be owned directly by the individual, owned jointly with or separately by the individual’s spouse, or held in trust for the benefit of the individual, the individual’s spouse or children.  Each non-employee director is required to satisfy the stock ownership guidelines by October 24, 2021, or within five years after first becoming subject to the guidelines.  Each of our non-employee directors who joined the Board prior to 2017 is in compliance with the stock ownership guidelines.

Meetings of the Board

Our Board met eight times and acted by written consent one time during 2017.  No director attended fewer than 75% of the total number of meetings of the Board and of any Board committees of which he or she was a member during 2017, except for Ms. McKenna-Doyle, who joined the Board on October 30, 2017.

Attendance at Annual Stockholder Meetings by the Board

It is our policy that directors are invited and encouraged to attend our annual meetings of stockholders.  Directors Mir Aamir and Steven Boal attended Quotient’s 2017 Annual Meeting of Stockholders in person, and Directors Gessow, Horowitz, Lepore, Raskin, and Siminoff attended telephonically. Mr. Oppenheimer and Ms. McKenna-Doyle did not join our Board until after the annual meeting.

Committees of the Board

Our Board has established an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Members serve on these committees until their resignation or until otherwise determined by our Board. The following table provides membership information for 2017 for each of our Board committees:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

Andrew J. Gessow(1)

Steve M. Horowitz(2)

Dawn G. Lepore(3)

Michelle McKenna-Doyle(4)

David Oppenheimer(5)

Scott D. Raskin(6)

David E. Siminoff(3)

= Chairperson	= Member

(1)	Mr. Gessow has joined and served as the chairperson of the Nominating and Corporate Governance Committee since November 3, 2017.
(2)	Mr. Horowitz has served on the Nominating and Corporate Governance Committee since April 3, 2017.
(3)	Ms. Lepore and Mr. Siminoff resigned from the Board on November 3, 2017.
(4)	Ms. McKenna-Doyle joined the Board on October 30, 2017. She has served on the Audit Committee and the Nominating and Corporate Governance Committee since October 30, 2017.
(5)	Mr. Oppenheimer joined the Board on July 31, 2017. He has served as the Audit Committee since July 31, 2017 and as the chairperson of the Audit Committee since November 3, 2017.
(6)	Mr. Raskin joined the Board on February 7, 2017. He has served on the Compensation Committee since February 7, 2017 and as the chairperson of the Compensation Committee since November 3, 2017.

Effective upon and subject to the election of our Class I directors at the Annual Meeting, the composition of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is expected to remain the same as it is currently comprised.

Audit Committee

Our Audit Committee currently consists of Messrs. Gessow and Oppenheimer and Ms. McKenna-Doyle, with Mr. Oppenheimer serving as our Audit Committee chairperson.  From January 1, 2017 until July 31, 2017, our Audit Committee consisted of Messrs. Gessow and Siminoff and Ms. Lepore, with Mr. Siminoff serving as our Audit Committee chairperson.  Mr. Oppenheimer and Ms. McKenna-Doyle joined the Audit Committee on July 31, 2017 and October 30, 2017, respectively.  After the resignations of Mr. Siminoff and Ms. Lepore, Mr. Oppenheimer was appointed the chairperson of the Audit Committee on November 3, 2017.  Our Board has determined that all of the members of the Audit Committee possess the level of financial literacy and sophistication required under the listing standards of the NYSE, and that Messrs. Siminoff and Oppenheimer, and Ms. McKenna-Doyle are audit committee financial experts as defined by SEC rules. Our Board has also determined that Messrs. Gessow, Oppenheimer and Siminoff and Mses. Lepore and McKenna-Doyle satisfy the independence requirements of Audit Committee members under the applicable rules and regulations of the SEC and the listing standards of the NYSE. Our Audit Committee met nine times and acted by written consent one time during 2017.

Our Audit Committee is responsible for, among other things:

•	appointing, compensating, retaining and overseeing our independent registered public accounting firm;
•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;
•	reviewing, with our independent registered public accounting firm, all critical accounting policies and procedures;
•	reviewing with management the adequacy and effectiveness of our internal control structure and procedures for financial reports;
•

reviewing and discussing with management and our independent registered public accounting firm our annual audited financial statements and any certification, report, opinion or review rendered by our independent registered public accounting firm;

•	reviewing and investigating conduct alleged to be in violation of our code of conduct;
•	reviewing and approving related party transactions;
•	preparing the audit committee report required in our annual proxy statement; and
•	reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.

The Audit Committee operates under a written charter that was adopted by our Board and satisfies the applicable standards of the SEC and the NYSE. A copy of the Audit Committee charter is posted under the “Governance” portion of the “Investor Relations” section on our website at http://investors.quotient.com/investors/governance/governance-documents/default.aspx.

Compensation Committee

Our Compensation Committee currently consists of Messrs. Gessow and Raskin, with Mr. Raskin serving as our Compensation Committee chairperson.  From January 1, 2017 until February 7, 2017 our Compensation Committee consisted of Ms. Lepore and Mr. Siminoff, with Ms. Lepore serving as our Compensation Committee chairperson.  Mr. Raskin joined the Compensation Committee on February 7, 2017.  After Ms. Lepore and Mr. Siminoff’s resignations, Mr. Raskin was appointed the chairperson of the Compensation Committee and Mr. Gessow joined the Compensation Committee on November 3, 2017.  Each member of our Compensation Committee satisfies the independence requirements under the applicable rules and regulations of the SEC and the listing standards of the NYSE. In addition, each member of our Compensation Committee qualifies as a “non-employee director” as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Our Compensation Committee met eight times and acted by written consent four times during 2017.

Our Compensation Committee is responsible for, among other things:

•	reviewing and approving corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers;
•	reviewing and approving the following compensation for our Chief Executive Officer and our other executive officers: salaries, bonuses, incentive compensation, equity awards, benefits and perquisites;
•	recommending the establishment and terms of our incentive compensation plans and equity compensation plans, and administering such plans;
•	recommending compensation program for directors;
•	preparing disclosures regarding executive compensation and any related reports required by the rules of the SEC;
•	making and approving grants of options and other equity awards to all executive officers, directors and all other eligible individuals; and
•	reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.

In carrying out these responsibilities, the Compensation Committee reviews all components of executive compensation for consistency with our compensation philosophy and with the interests of our stockholders.

In 2017, our Compensation Committee retained an independent compensation consultant, Compensia, Inc. (“Compensia”), to assist in reviewing and assessing our compensation philosophy, broad-based equity strategy and executive compensation. Compensia provided support to the Compensation Committee in establishing an appropriate peer group, gathering competitive total compensation data and providing advice regarding executive compensation for our officers including base salary, performance incentives, long-term compensation and similar advice for our non-employee directors.  In addition, Compensia provided support with updated information for executive new hires, market based dilution and general market trends. The Compensation Committee assessed the independence of Compensia pursuant to SEC and NYSE rules and concluded that no conflict of interests exists that would prevent Compensia from independently advising the Compensation Committee.

The Compensation Committee has delegated in accordance with applicable law, rules and regulations, and our certificate of incorporation and bylaws, authority to an equity awards committee comprised of certain executive officers of our Company to make certain types of equity awards to any employee below the rank of vice president or who is not an executive or director under our Company’s 2013 Equity Incentive Plan pursuant to the terms of such plan and the equity award guidelines approved by our Compensation Committee.

The Compensation Committee operates under a written charter that was adopted by our Board and satisfies the applicable standards of the SEC and the NYSE. A copy of the Compensation Committee charter is posted under the “Governance” portion of the “Investor Relations” section on our website at http://investors.quotient.com/investors/governance/governance-documents/default.aspx.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of Messrs. Gessow and Horowitz and Ms. McKenna-Doyle, with Mr. Gessow serving as our Nominating and Corporate Governance Committee chairperson.  From January 1, 2017 until October 29, 2017, our Nominating and Corporate Governance Committee consisted of Ms. Lepore, Messrs. Gessow and Horowitz, with Ms. Lepore serving as our Nominating and Corporate Governance Committee chairperson.  Ms. McKenna-Doyle joined the Nominating and Corporate Governance Committee on October 30, 2017.  After Ms. Lepore and Mr. Siminoff’s resignations, Mr. Gessow was appointed the chairperson of the Nominating and Corporate Governance Committee on November 3, 2017.  Each member of our Nominating and Corporate Governance Committee satisfies the independence requirements under applicable rules and regulations of the SEC and the listing standards of the NYSE. Our Nominating and Corporate Governance Committee met four times and did not act by written consent during 2017.

Our Nominating and Corporate Governance Committee is responsible for, among other things:

•	assisting our Board in identifying qualified director nominees and recommending nominees for each annual meeting of stockholders;
•	developing, recommending and reviewing corporate governance principles and a code of conduct applicable to us;
•	assisting our Board in its evaluation of the performance of our Board and each committee thereof; and
•	reviewing and evaluating, at least annually, its own performance and the adequacy of the committee charter.

The Nominating and Corporate Governance Committee operates under a written charter that was adopted by our Board and satisfies the applicable standards of the SEC and the NYSE. A copy of the Nominating and Corporate Governance Committee charter is posted under the “Governance” portion of the “Investor Relations” section on our website at http://investors.quotient.com/investors/governance/governance-documents/default.aspx.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Considerations in Evaluating Director Nominees

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates to the Board for Board membership. A variety of methods are used to identify and evaluate director nominees, with the goal of maintaining and further developing a diverse, experienced and highly qualified Board. The Nominating and Corporate Governance Committee does consider the diversity of its directors and nominees in terms of knowledge, experience, background, skills, expertise and other demographic factors.  Candidates may come to our attention through current members of our Board, professional search firms, stockholders or other persons.

The Nominating and Corporate Governance Committee will recommend to the Board for selection all nominees to be proposed by the Board for election by the stockholders, including approval or recommendation of a slate of director nominees to be proposed by the Board for election at each annual meeting of stockholders, and will recommend all director nominees to be appointed by the Board to fill interim director vacancies.

Director Qualifications

The Nominating and Corporate Governance Committee also reviews and recommends to the Board for determination the desired qualifications, expertise and characteristics of Board members, with the goal of developing a diverse, experienced and highly qualified Board. The Nominating and Corporate Governance Committee and the Board believe that candidates for director should have certain minimum qualifications, including, without limitation:

•	the highest personal and professional ethics and integrity;
•	proven achievement and competence in the candidate’s field and ability to exercise sound business judgment;
•	skills that are complementary to those of the existing Board;
•	the ability to assist and support management and make significant contributions to the Company’s success;
•	an understanding of the fiduciary responsibilities that is required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities;
•	ability to read and understand financial statements and other financial information pertaining to Quotient;
•	commitment to enhancing stockholder value;
•	willingness to act in the interest of all stockholders; and
•	for non-employee directors, independence under NYSE listing standards and other applicable rules and regulations.

In the context of the Board’s existing composition, other requirements that are expected to contribute to the Board’s overall effectiveness and meet the needs of the Board and its committees may be considered.

Stockholder Recommendations for Nominations to the Board

The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for candidates for our Board who meet the minimum qualifications as described above. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. A stockholder of record holding at least three percent of the fully diluted capitalization of the Company continuously for at least twelve (12) months prior to the date of the submission of the recommendation can recommend a candidate for nomination to the Board by complying with our Bylaws and our Restated Certificate and applicable laws, rule and regulations, included those promulgated by the SEC. Any eligible stockholder who wishes to directly submit a nomination should review the requirements in Section 2.15 of the Bylaws on nominations by stockholders. Any recommendation or nomination should be sent in writing to the General Counsel, Quotient Technology Inc., 400 Logue Avenue, Mountain View, California 94043. Submissions must include the full name of the proposed nominee, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and Quotient, other information specified in our Bylaws, and evidence of the recommending stockholder’s ownership of Company stock in the amount and for the time period required. These candidates are evaluated at meetings of the Nominating and Corporate Governance Committee, and may be considered at any point during the year. If any materials are provided by a stockholder in connection with the recommendation of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee.

All proposals of stockholders that are intended to be presented by such stockholder at an annual meeting of Stockholders must be in writing and notice must be delivered to the Secretary at the principal executive offices of Quotient not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred and twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting. Stockholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

Non-Employee Director Compensation

Non-employee directors receive compensation in the form of equity granted under the terms of our 2013 Equity Incentive Plan (the “2013 Plan”), and cash, as described below:

Equity Compensation

Initial grant. Prior to October 30, 2017, upon appointment to our Board, each non-employee director was granted a stock option to purchase shares of our common stock (the “Initial Option”). The number of shares subject to the Initial Option was determined by dividing $250,000 by the closing price of our stock on the date of grant or as computed in accordance with such other methodology as our Board or Compensation Committee determined. The shares underlying the Initial Option were scheduled to vest and become exercisable as to 25% of the shares of our common stock subject to the Initial Option on each annual anniversary of the date of grant.

Annual award. On the date of each annual meeting of our stockholders, and pursuant to the terms of the Director Compensation Policy, each continuing non-employee director will be granted a stock option to purchase shares of our common stock (the “Annual Option”).  The number of shares subject to the Annual Option is determined by dividing $150,000 by the closing price of our stock on the date of the annual stockholder meeting or as computed in accordance with such other methodology as our Board or Compensation Committee may determine.  All of the shares underlying the Annual Option are scheduled to vest and become exercisable upon the earlier of (i) the day prior to the next year’s annual meeting of stockholders or (ii) one year from the grant date, subject to continued service as a director through the applicable vesting date.

The exercise price per share of each stock option granted under the Director Compensation Policy will be the fair market value of a share of our common stock, as determined in accordance with our 2013 Plan, on the date of the option grant.

Cash compensation.

In connection with his or her service as a director and consistent with the Director Compensation Policy, each non-employee director receives an annual cash retainer of $30,000 for serving on our Board and the Lead Independent Director receives an additional annual cash retainer of $15,000.

The chairperson and members of the three standing committees of our Board are entitled to the following additional annual cash retainers:

Board Committee	Chairperson Fee ($)	Member Fee ($)
Audit Committee	15,000	7,500
Compensation Committee	10,000	5,000
Nominating and Corporate Governance Committee	5,000	2,500

All cash retainers are paid in quarterly installments to each non-employee director who has served in the relevant capacity for the immediately preceding fiscal quarter no later than 30 days following the end of such preceding fiscal quarter. A non-employee director who has served in the relevant capacity for only a portion of the immediately preceding fiscal quarter will receive a prorated payment of the quarterly payment of the applicable annual cash retainer.

The following table provides information for the year ended December 31, 2017 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director in 2017.

Director Compensation — 2017

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Total ($)
Andrew J. Gessow	41,202	—	70,614	111,816
Steve M. Horowitz	31,861	—	70,614	102,475
Dawn G. Lepore	44,226	—	70,614(2)	44,226
Michelle McKenna-Doyle	6,848	249,993(3)	—	256,841
David Oppenheimer	16,895	—	125,136	142,031
Scott D. Raskin	34,609	—	196,122	230,731
David E. Siminoff	50,923	—	70,614(2)	50,923

(1)

Amount shown in this column reflect the aggregate full grant date fair value calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 for stock option awards granted during the year. There can be no assurance that this grant date fair value will ever be realized by the non-employee director.  The assumptions used to calculate these amounts are discussed in Note 9 to our notes to consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on February 16, 2018.  Note that the amounts reported in these columns reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the non-employee directors from them.  For information regarding the number of stock options held by each non-employee director as of December 31, 2017, see the column “Stock Options Outstanding” in the table below.

(2)	Option award was canceled upon resignation from our Board.
(3)

On October 30, 2017, our Board revised our Director Compensation Policy to grant an Initial Award of RSUs instead of stock options to each individual who first becomes a non-employee director on or after October 30, 2017, as compensation for his or her service. Please see “—Non-Employee Director Compensation—Equity Compensation” for more information.

Our non-employee directors held the following number of outstanding stock options or RSU awards as of December 31, 2017.

Name	Stock Options	RSUs
Andrew J. Gessow	151,992	—
Steve M. Horowitz	44,035	—
Dawn G. Lepore	104,915	—
Michelle McKenna-Doyle	—	117,730
David Oppenheimer	21,551	—
Scott D. Raskin	36,405	—
David E. Siminoff	32,651	—

Changes to Director Compensation

On October 30, 2017, after consultation with its independent compensation consultant regarding the market practices for director compensation at comparable companies, our Board revised our outside director compensation policy (the “Director Compensation Policy”), including the terms of the initial grant that each non-employee director receives upon joining our Board. Under the terms of the revised Director Compensation Policy, each individual who first becomes a non-employee director on or after October 30, 2017, will receive an award (the “Initial Award) of Restricted Stock Units (“RSUs”), instead of stock options as compensation for his or her service.  The number of RSUs subject to the Initial Award is determined by dividing $250,000 by the closing price of our stock on the grant date or as computed in accordance with such other methodology as our Board or Compensation Committee may determine. The grant date of the RSUs is the fifth trading day of the month immediately following the month in which the individual first becomes a non-employee director. The RSUs subject to the Initial Award are scheduled to vest as to 25% of the shares of our common stock subject to the Initial Award on each annual anniversary of the date on which such person first becomes a non-employee director, subject to continued service as a director through the applicable vesting date.

On March 29, 2018, after continued consultation with its independent consultation consultant and review of peer group data, the Board further revised the Director Compensation Policy to reflect the following changes:

•

Beginning with the 2018 annual meeting of our stockholders, each continuing non-employee director will be granted an award of RSUs (the “Annual RSU Award”) on the date of the annual meeting as compensation for his or her service (and will no longer receive the Annual Option).  The number of RSUs subject to the Annual RSU Award will be determined by dividing $175,000 by the closing price of our stock on the grant date.  The RSUs subject to the Annual

RSU Award are scheduled to vest upon the earlier of (i) the day prior to the next year’s annual meeting of stockholders or (ii) one year from the grant date, subject to continued service as a director through the applicable vesting date.

•

Effective April 1, 2018, the annual cash retainer for each non-employee director serving on our Board will be increased to $37,500.  The cash retainer for the Lead Independent Director remains unchanged.

•	Effective April 1, 2018, the additional annual cash retainers for the chairperson and members of the three standing committees of our Board will be as follows:

Board Committee	Chairperson Fee ($)	Member Fee ($)
Audit Committee	21,500	10,000
Compensation Committee	15,000	6,250
Nominating and Corporate Governance Committee	8,000	3,500

Stockholder and Other Interested Party Communications with the Board

Stockholders and other interested parties who wish to communicate with the non-management or independent members of our Board may do so by letters addressed to the attention of our General Counsel.

All communications are reviewed by the General Counsel and are routed to the appropriate member(s) of the Board consistent with our Policies and Procedures for Stockholder and Other Interested Party Communications to Independent Directors. A copy of our Policies and Procedures for Stockholder and Other Interested Party Communications to Independent Directors is posted under the “Governance” portion of the “Investor Relations” section on our website at http://investors.quotient.com/investors/governance/governance-documents/default.aspx.

The address for these communications is:

Quotient Technology Inc.

Attn: General Counsel

400 Logue Avenue

Mountain View, CA 94043

REPORT OF THE AUDIT COMMITTEE

With respect to Quotient’s financial reporting process, the management of Quotient is responsible for (1) establishing and maintaining internal controls and (2) preparing Quotient’s consolidated financial statements. Quotient’s independent registered public accounting firm, Ernst & Young, is responsible for auditing these financial statements. It is the responsibility of the Audit Committee to oversee these activities. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of Quotient’s financial statements.

The Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2017 with Quotient’s management and with Ernst & Young, including the results of the independent registered public accounting firm’s audit of Quotient’s financial statements. The Audit Committee has also discussed with Ernst & Young all matters that the independent registered public accounting firm was required to communicate and discuss with the Audit Committee, including the matters required to be discussed by PCAOB Auditing Standard No. 1301 “Communication with Audit Committees.”

The Audit Committee also has received and reviewed the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence from Quotient, as well as any relationships that may impact Ernst & Young’s objectivity and independence.

Based on the Audit Committee’s review and discussions with Quotient’s management and independent registered public accountants discussed above, the Audit Committee recommends to the Board of Directors that the audited financial statements be included in Quotient’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

Submitted by the Audit Committee of the Board:

David Oppenheimer (Chairperson) (Joined the Audit Committee on July 31, 2017 and appointed Chairperson on November 3, 2017.)

Andrew J. Gessow

Michelle McKenna-Doyle (Joined the Audit Committee on October 30, 2017.)

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the executive and director compensation arrangements, including the employment, termination of employment and change in control arrangements, discussed below under “Executive Compensation,” the indemnification arrangements with our executive officers and directors discussed below under “Indemnification Agreements,” and the transactions described below in this section, we were not party to any transactions since January 1, 2017 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Amended and Restated Investor Rights Agreement

In June 2011, we entered into an Eighth Amended and Restated Investor Rights Agreement with the holders of our preferred stock, including entities affiliated with John H. Burbank III, which hold 5% or more of our capital stock. Such agreement provides, among other things, for certain rights relating to the registration of their shares of common stock, including those issued upon conversion of their preferred stock, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing.

Review, approval or ratification of transactions with related parties

Our Board recognizes that transactions between our Company and persons or entities that may be deemed related persons can present potential or actual conflicts of interest and create the appearance of impropriety. Accordingly, our Board has delegated authority for the review and approval of all related person transactions to the Audit Committee. We have adopted a Policy and Procedures with Respect to Transactions with Related Persons to provide procedures for reviewing, approving and ratifying any transaction involving our Company or any of its subsidiaries in which a 5% or greater stockholder, director, executive officer or members of their immediate family have or will have a direct or indirect material interest. This policy is intended to supplement, and not to supersede, our Company’s other policies that may be applicable to or involve transactions with related persons.

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 20, 2018. Officers are appointed or elected by the Board to hold office until their successors are elected and qualified.

Name	Age	Current Position(s) with Quotient
Steven R. Boal	52	Executive Chairman of the Board

Mir M. Aamir	45	President, Chief Executive Officer and Director

Ronald J. Fior	60	Chief Financial Officer and Treasurer

Connie L. Chen	51	General Counsel, Compliance Officer and Secretary

For information on the business background of Messrs. Boal and Aamir, see “Proposal No. 1—Election of Directors” above.

Ronald J. Fior has served as our Chief Financial Officer since August 2016 and Treasurer since July 2017. From October 2013 to October 2015, Mr. Fior served as the Chief Financial Officer for Good Technology, a mobile security company. Before joining Good Technology, from September 2002 to July 2013, Mr. Fior served in various capacities at Callidus Software Inc., a cloud software company, including as its Senior Vice President, Finance and Operations and Chief Financial Officer from April 2006 to May 2013, and as Vice President of Finance and Chief Financial Officer from September 2002 to April 2006. Mr. Fior holds a Bachelor of Commerce degree from the University of Saskatchewan, Canada, and is a Chartered Accountant.

Connie L. Chen has served as our General Counsel, Compliance Officer and Secretary since January 2016 and served as our Senior Director of Legal Affairs from October 2014 to December 2015, and Director of Legal Affairs from September 2013 to October 2014. From 2005 to August 2013, she served as Vice President, Litigation and Deputy General Counsel at Rambus Inc., a semiconductor and IP product company.  Prior to Rambus, Ms. Chen held positions at the law firm of Morrison & Foerster LLP and WebMD, an Internet healthcare technology company, where she served as assistant general counsel.  Ms. Chen holds an A.B. from Stanford University and a J.D. from Stanford Law School.

EXECUTIVE COMPENSATION

This section provides information on our executive compensation program and our compensation philosophy for our named executive officers (“NEOs”), who in fiscal 2017 were:

•	Steven R. Boal, who began serving as our Executive Chairman as of September 1, 2017, and served as our Chief Executive Officer prior to assuming the role of Executive Chairman;
•

Mir M. Aamir, who began serving as our President and Chief Executive Officer as of September 1, 2017, and served as our President and Chief Operating Officer prior to assuming the role of President and Chief Executive Officer; and

•	Ronald J. Fior, our Chief Financial Officer and Treasurer.

Our Board has delegated to the Compensation Committee the authority and responsibility for establishing and overseeing salaries, administering the incentive compensation program, establishing and overseeing other forms of compensation for our executive officers, the general remuneration policies for the balance of our employee population and for overseeing and administering our equity incentive and benefits plans.

Business Overview and Company Performance

We are a provider of an industry leading digital marketing platform that drives sales by delivering personalized and targeted coupons and ads to shoppers at the right moment on their path to purchase. We’ve built a scaled network of consumer packaged goods brands, retailers and shoppers, all digitally connected through our core platform, called Retailer iQ. Using proprietary and licensed data, including online behaviors, purchase intent, and retailers’ in-store point-of-sale shopper data, we target shoppers with the most relevant digital coupons and ads, as well as measure campaign performance. Fiscal 2017 was a successful year for the Company.  In fiscal 2017, the Company’s focus was on growing revenue and adjusted EBITDA.  Throughout 2017, we delivered sold financial performance on these measures, delivering full year 2017 financial results at the high end of the Company’s guidance.  A reconciliation of net income to adjusted EBITDA is incorporated by reference in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measure and Key Operating Metrics” and included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 16, 2018.

Below is a brief summary of our financial performance for fiscal 2017, as compared to fiscal 2016:

	Year Ended December 31,		2016 to 2017
(in thousands, except percentages)	2017	2016	$ Change	% Change
Revenues	$322,115	$275,190	$46,925	17%
Net Loss	$(15,077)	$(19,479)	$4,402	(23)%
Adjusted EBITDA	$47,040	$32,476	$14,564	45%

Fiscal 2017 Executive Compensation Program Highlights and Objectives

Although not required under the SEC rules for an emerging growth company, we are voluntarily providing expanded disclosure about our compensation objectives and practices to provide greater transparency around our executive compensation program to our stockholders. The overall objective of our executive compensation program is to ensure that the total compensation of our executive officers remains competitive in attracting, motivating and retaining executive talent, as well as to tie executive compensation to the overall individual and company performance. We set the compensation of our executive officers, including the named executive officers, by considering such factors such as, their ability to create sustainable long-term stockholder value in a cost-effective manner, prevailing market conditions, and compensation levels and practices of our peers. Our executive compensation philosophy is to align executive compensation decisions with our desired business direction, strategy and performance; and the primary objectives for our executive compensation program are:

•

Align our executive officers’ incentive goals with the interests of our stockholders by providing equity-based forms of compensation and establishing stock ownership guidelines for key executive officers.

•	Recruit, reward and retain talented and highly qualified executive officers whose abilities are critical to our success and competitive advantage.
•

Motivate our executive officers to perform to the best of their abilities while holding them accountable for business results, particularly in their area of individual responsibility, and for obtaining those results ethically.

•

Emphasize pay for performance by using variable compensation including cash and equity incentives to align total compensation with the financial performance of the company and to reward superior individual and company performance.

Our 2017 compensation actions and decisions were based on our accomplishments in the foregoing objectives and discussed in more detail below.  Our executive compensation program is designed to be flexible and complementary and to serve in the aggregate all of the executive compensation objectives described above. Accordingly, we believe that as part of our overall executive compensation policy, each individual element discussed below serves our objectives.

In 2017, the Compensation Committee took the following actions with respect to the compensation of the named executive officers:

•

adjusted the base salaries of Mr. Aamir and Mr. Boal to reflect Mr. Aamir’s promotion to President and Chief Executive Officer, and Mr. Boal’s new role as Executive Chairman. Upon their change in roles, the total combined 2017 base salaries of Messrs. Aamir and Boal decreased 10% as compared to their previously held roles;

•	granted Mr. Aamir an award of performance based RSUs that vest upon achievement of certain financial performance goals in conjunction with his promotion to President and Chief Executive Officer;
•

paid incentive cash bonuses at 93% of the target bonus opportunity established at the beginning of 2017, per the 2017 Corporate Incentive Compensation Plan (the “2017 Corporate Incentive Plan”). Bonuses were calculated and awarded based on the following three factors: our attainment of revenue goals, adjusted EBITDA goals, and the executive’s achievement of individual performance factors, for more information please see “—Incentive Cash Bonus” below; and

•	granted stock option and RSU awards to align with competitive practices and to achieve our retention objectives, based on individual criticality and contribution to our performance in 2017.

In addition to the compensation actions and decisions noted above, we maintained the following compensation policies and practices in 2017:

•	named executive officers are not entitled to any tax gross-up treatment on any severance or change in control benefits;
•	at this time, we do not provide any perquisites or other personal benefits to our executive officers, including our named executive officers;
•

there are no payments and benefits that are payable solely as a result of a change-in-control in the Company. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change-in-control of our Company plus an involuntary termination of employment before payments and benefits are paid);

•

our compensation program is reviewed regularly by our Compensation Committee, which has determined that our compensation program does not create inappropriate or excessive risk that is likely to have a material adverse effect on our Company;

•

our Compensation Committee engaged an independent compensation consultant, Compensia, to assist the Compensation Committee with determining compensation for executive officers, including our named executive officers. and provide the Compensation Committee with market data and guidance on best practices for compensation;

•	our insider trading policy prohibits our directors and executive officers from pledging or hedging our securities;
•

our executive compensation program is designed so that a significant portion of compensation is “at risk” based on corporate performance, as well as equity-based, to align the interest of our executive officers and our stockholders;

•	the annual equity awards granted to our executive officers vest or are earned over a multi-year period, consistent with market practice and our retention objectives;
•

we maintain stock ownership guidelines which require our chief executive officer to beneficially own shares of our common stock with a value equal to at least five times his base salary and all other named executive officers to beneficially own shares of our common stock with a value equal to at least one times their base salary; and

•	our executive officers participate in broad-based Company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

In early 2018, the Compensation Committee retained independent compensation consultant, Radford (“Radford”), an Aon Hewitt company, to provide a holistic review of our compensation practices and policies. After consultation with Radford, and in a continued effort to remain competitive with our industry peers and to align total executive pay to performance, the Compensation Committee made the following changes to the Corporate Incentive Plan:

•

Approved a change to our annual corporate incentive plan (the “Corporate Incentive Plan”) such that 50% of any fiscal year 2018 incentive cash bonus earned under the Corporate Incentive Plan, for each of Messrs. Boal, Aamir and Fior would be awarded in stock. This change was intended to incentivize our executive officers and increase long-term stockholder value. For more information please see “—Incentive Cash Bonus” below.

Compensation Process

We have designed the compensation program for our executive officers to provide compensation in amounts and in forms that attract and retain talented and experienced individuals and motivate our executives to achieve the goals that are important to our growth.  We are in a competitive talent market and our business strategy require unique industry experience and backgrounds of executives that are difficult to find. It is also important that we align the incentives of our named executive officers with the interest of our stockholders. The typical strategic elements of our compensation program for our executives are (i) base salary, (ii) a non-equity incentive plan compensation (the “Incentive Cash Bonus”) under Corporate Incentive Plan and (iii) equity awards. During 2017, our executive compensation primarily consisted of base salary, annual Incentive Cash Bonus, and stock option and RSU awards.

Our Compensation Committee is responsible for the executive compensation program for our executive officers and reports to our Board on its discussions, decisions and other actions. Typically, our CEO makes recommendations to our Compensation Committee, often attends committee meetings and is involved in the determination of compensation for the respective executives that report to him, except that our CEO does not make recommendations as to his own compensation. Our CEO makes recommendations to our Compensation Committee regarding short- and long-term compensation for all executive officers (other than himself) based on our results, an individual executive officer’s contribution toward these results and performance toward individual goal achievement. Our Compensation Committee then reviews the recommendations and other data and makes decisions as to total compensation for each executive officer, as well as each individual compensation element.

When making its determination regarding executive compensation, our Compensation Committee considers the compensation information for the executives of a peer group of comparable companies. At the start of 2017, our Compensation Committee reviewed an updated executive compensation market assessment prepared by Compensia, the independent compensation consultant retained by the Compensation Committee to help evaluate our compensation philosophy and provide guidance in administering our executive compensation program. The competitive market data used in the Compensia study was gathered from our compensation peer group, which consisted of US-based technology companies of similar revenue, growth, market capitalization, and geographic location, predominantly in the software and internet services segment. Upon Mr. Aamir’s promotion to CEO, the Compensation Committee reviewed an analysis prepared by Compensia based on the following updated 2017 compensation peer group to help evaluate competitive market data and set Mr. Aamir’s compensation.

List of Peers:

2U, Inc.	GrubHub Inc.	Shutterstock, Inc.
Bazaarvoice, Inc.	LogMeIn, Inc.	SPS Commerce, Inc.
Benefitfocus, Inc.	MINDBODY, Inc.	Stamps.com Inc.
Box, Inc.	New Relic, Inc.	TrueCar, Inc.
Coupa Software Incorporated	RingCentral , Inc.	Twilio Inc.
Five9, Inc.	The Rubicon Project, Inc.	Yelp Inc.

Data from our peer group is valuable to the Compensation Committee because it provides insight into competitive pay practices for each of the elements of our executive compensation program. While the Compensation Committee considers peer group data, it also factors in other criteria when setting pay including company and individual performance, internal relationships, position criticality, retention and anticipated future contributions, and overall cost of the policies.  Data is examined between the 25th and 75th percentiles to understand the range of competitive pay on a role specific basis.  The Committee does not have a specific formula for weighting these criteria applying their extensive experience and business judgment when making pay decisions.

Base Salary

Base salary is the main fixed element of our named executive officers’ cash compensation.  Base salary compensates our named executive officers for services they provide us during the fiscal year. Our Compensation Committee typically performs an annual review during which it considers adjustments to our named executive officers’ base salaries taking into account such factors as the prevailing market conditions and the named executive officer’s responsibilities, knowledge, skills, experience, and performance.  These adjustments allow us to remain competitive in attracting and retaining executive talent.

The base salary of each named executive officer is listed in the table below.

Named Executive Officer	Base Salary as of December 31, 2017
Steven R. Boal	$400,000(1)
Mir Aamir	$500,000(2)
Ronald J. Fior	$381,100

(1)	Effective as of September 1, 2017, following Mr. Boal’s transition from Chief Executive Officer to Executive Chairman as of that date. Previously, Mr. Boal’s salary was $502,640.
(2)	Effective as of September 1, 2017, following Mr. Aamir’s promotion to Chief Executive Officer and President as of that date. Previously, Mr. Aamir’s salary was $495,430.

Incentive Cash Bonus

At the beginning of each fiscal year, our Compensation Committee recommends and our Board adopts the targets and performance criteria for our Corporate Incentive Plan, including corporate financial performance goals and the target annual Incentive Cash Bonus opportunities for our executive officers. In setting the target annual Incentive Cash Bonus opportunities, our Compensation Committee considered each named executive officer’s performance, individual contributions, responsibilities, experience, prior annual Incentive Cash Bonus, and peer group market data. Our Compensation Committee set the target annual Incentive Cash Bonus opportunities for our named executive officers as percentages of the relevant individual’s base salary paid throughout the year.

For purposes of measuring achievement toward the annual Incentive Cash Bonus, the Compensation Committee selected a formula-based bonus to motivate executives to achieve specific goals to drive growth and success for the Company, as well as align with stockholder interest. A formula-based bonus was used to help measure and assess performance and was calculated using corporate financial performance goals and individual performance factors. The total Incentive Cash Bonus awarded was dependent on achievement in both of these areas. The Compensation Committee in its sole discretion assessed the performance of the Executive Chairman and the President and Chief Executive Officer (Messrs. Boal and Aamir, respectively) and assessed the performance of our Chief Financial Officer after receiving input from our Executive Chairman and President and Chief Executive Officer.  After such performance assessment, the Board approved the Incentive Cash Bonus awarded to each named executive officer.

The Compensation Committee selected revenue and adjusted EBITDA as the corporate financial performance measures that supported our annual operating plan and enhanced long-term value creation. We define (i) “revenue” as GAAP revenue as reflected in our quarterly and annual financial statements; and (ii) “adjusted EBITDA” as net income (loss) adjusted for stock-based compensation, depreciation and amortization, interest expense, other income (expense) net, provision for (benefit from) income taxes, net change in fair value of escrowed shares and contingent consideration, charges related to Enterprise Resources Planning Software implementation costs, certain acquisition related costs, and restructuring charges, and as applicable, other special items.

Revenue and adjusted EBITDA goals were weighted 50% each under the 2017 Corporate Incentive Plan, and had achievement levels for each measure. Goals were set at the beginning of fiscal 2017 and the achievement levels approved for 2017 were based on our actual revenues and adjusted EBITDA performance for the year. To be paid out at the target level, the Company needed to generate approximately $323.4 million in revenue and approximately $49 million of adjusted EBITDA. To be paid out at the maximum 115% achievement level, the Company needed to generate approximately $371.9 million in revenue and approximately $56.4 million of adjusted EBITDA. If we failed to achieve performance thresholds of both revenues of approximately $258.7 million or adjusted EBITDA of approximately $39.2 Million, Messrs. Boal and Aamir would not receive Incentive Cash Bonus awards for the year.

Our Board established the achievement levels of 80% to 115% of revenue and adjusted EBITDA goals, with achievement level of 100% delivering revenue growth of 18% and adjusted EBITDA growth of 51% as compared to 2016; achieving 100% of an executive’s Incentive Cash Bonus target was intended to be a difficult but achievable goal in light of the prior year’s results of operations and anticipated growth for 2017. For 2017, we delivered $322.1 million of revenues and $47.0 million of adjusted EBITDA. We met certain achievement levels for revenues and adjusted EBITDA. As a result, the formula-based bonus for each named executive officer was determined to be 93% of the target amount.

Our Board has the discretion to adjust the pre-established target levels for revenues and adjusted EBITDA in the event we complete one or more acquisitions during the year. Our Board did exercise such discretion for 2017 after our acquisition of Crisp Mobile.

Each executive officer was also assessed based on their individual performance factor. The assessment of their individual contribution towards the Company’s accomplishment of business results was based on: strategic leadership, execution against key business initiatives, talent management, maintaining an effective organizational culture, and/or other role-specific expectations. As with all employees eligible for the 2017 Corporate Incentive Plan, the individual performance factor percentage ranged from 0 to 150%. For fiscal year 2017, the Compensation Committee determined that Messrs. Boal, Aamir and Fior each achieved 100% in their individual performance factor assessment.

Actual Incentive Cash Bonus awards were determined by achievement in corporate financial performance goals and individual performance factors as described above. Each executive’s Incentive Cash Bonus award was determined by multiplying their individual performance factor achievement by the Company’s achievement level of the revenue and adjusted EBITDA goals.  The table below outlines the annual incentive cash bonus opportunities established for each executive officer and the actual bonus each executive officer earned for fiscal year 2017, and is described in the Summary Executive Compensation Table Below in the “Non-Equity Incentive Plan Compensation” column.

Named Executive Officer	Fiscal 2017 Target Annual Incentive Cash Bonus Opportunity (as a % of base salary earned during Fiscal 2017)	Fiscal 2017 Target Annual Incentive Cash Bonus Opportunity	Fiscal Year 2017 – Incentive Cash Bonus Earned	Percentage of Target Achieved
Steven R. Boal	75%(1)	$420,453(2)	$389,960	93%
Mir Aamir	100%(3)	$392,536(4)	$364,565	93%
Ronald J. Fior	75%	$269,021(5)	$249,828	93%

(1)

Effective as of September 1, 2017, following Mr. Boal’s transition from Chief Executive Officer to Executive Chairman as of that date.  Previously, Mr. Boal’s fiscal 2017 target annual cash incentive compensation (as a % of base salary earning during Fiscal 2017) was 100%.

(2)

Pro-rated for change in base salary from $488,000 to $502,640, effective as of March 1, 2017.  Pro-rated for change in base salary from $502,640 to $400,000 and target annual cash incentive compensation opportunity from 100% to 75%, effective September 1, 2017.

(3)

Effective as of September 1, 2017, following Mr. Aamir’s promotion to Chief Executive Officer and President as of that date.  Previously, Mr. Mir’s fiscal 2017 target annual cash incentive compensation (as a % of base salary earning during Fiscal 2017) was 75%.

(4)

Pro-rated for change in base salary from $481,000 to $495,430, effective as of March 1, 2017.  Pro-rated for change in base salary from $495,430 to $500,000 and target annual cash incentive compensation opportunity from 75% to 100%, effective September 1, 2017.

(5)	Pro-rated for change in base salary from $370,000 to $381,100, effective as of March 1, 2017.

On February 6, 2018, the Compensation Committee approved a change to our Corporate Incentive Plan to further incentivize our executive officers by rewarding increased stockholder value. For fiscal 2018, 50% of any Incentive Cash Bonus awarded to each of Messrs. Boal, Aamir and Fior would be paid in stock with the number of shares of stock determined based on the dollar amount divided by the closing price for a share of our stock on the last trading day in February 2018 (rounded down to the nearest whole share) and the remainder would be paid in cash.  This equity portion of the bonus will be settled on the day following the date that the Compensation Committee determines achievement of the plan goals, subject to the individual’s continued service to the Company through such date.

Equity Awards

Historically, we have granted our named executive officers stock options and RSUs in connection with their employment.  When determining the size of the awards, our Compensation Committee considers the executive’s position and responsibilities, their equity holdings, potential incentive and retention value, competitive market data, CEO recommendations (for individuals other than himself), past and the anticipated future contribution the executive will make to our success, and internal pay equity. Equity awards also serve the purpose of ensuring that executives’ long-term interests are aligned with stockholders’ interests.

Stock options and RSUs serve as a performance incentive and retention tool. The Compensation Committee believes that options to purchase shares of our common stock, with an exercise price equal to the market price of the common stock on the date of grant, are inherently performance-based and are the best tools to motivate our executive officers to build stockholder value. In addition, the Compensation Committee believes that RSUs help stabilize retention during periods of stock price volatility.

In February 2017, after considering the factors discussed above, our Compensation Committee decided to grant equity awards to Messrs. Boal, Aamir and Fior at a level competitive with the annual long-term incentives provided by the companies in our compensation peer group to similarly stated executives, as follows:

Named Executive Officer	RSUs	Options(1)
Steven R. Boal	200,000	300,000
Mir Aamir	150,000	200,000
Ronald J. Fior	75,000	150,000
(1)	Options granted with an exercise price of $13.00.

The Compensation Committee also periodically grants equity awards to our named executive officers in connection with promotions, as additional incentive to continue service with us, or to recognize exceptional corporate and individual performance. On September 28, 2017, the Compensation Committee granted Mr. Aamir an award consisting of 128,205 performance-based RSUs (“PSUs”) in connection with his promotion to President & CEO. On October 30, 2017, the Compensation Committee amended the performance goals applicable to the PSUs from achievement of certain Company stock price goals to PSUs that will vest, if at all, upon the achievement of certain Company revenues and adjusted EBITDA performance targets over the three (3) year period from the date of the grant. In addition, in the event of a change of control of the Company that occurs prior to the expiration of the three (3) year period following the grant date, any unvested PSUs will be assessed as if they were subject to a three (3) year time-based vesting schedule. The Compensation Committee believes the new terms can be more directly tied to Company performance. Mr. Aamir’s equity awards are subject to accelerated vesting as described below in “Potential Payments upon Termination, Change of Control or Certain Other Events”.

Other Compensation

The members of our executive team are eligible to participate in broad-based Company-sponsored retirement, health and welfare benefits program on the same basis as our other full-time, salaried employees.  At this time, we do not provide any perquisites or other personal benefits to the members of our executive team.

In accordance with our compensation program objectives, we also take the following key actions with respect to executive compensation:

Prohibition on Short Sales, Hedging Transactions and Margin Accounts and Pledges.

We prohibit (i) short sales of our stock, (ii) all transactions in derivatives of our stock, including hedging transactions and (iii) pledging of our stock as collateral, for all our directors, officers and employees.

Executive Officer Ownership Guidelines

Our Board adopted in 2016 stock ownership guidelines for our CEO, executive officers, and non-employee directors.  Under the guidelines, our CEO is expected to own shares of our common stock that have a value equal to five times his annual salary and our President and other executive officers are expected to own shares of our common stock that have a value equal to one times their annual salary.  Shares may be owned directly by the individual, owned jointly with or separately by the individual’s spouse, or held in trust for the benefit of the individual, the individual’s spouse or children.  Each executive officer is required to satisfy the stock ownership guidelines by October 24, 2021, or within five years after first becoming subject to the guidelines.  Our President and CEO has already satisfied the stock ownership guidelines and our CFO is on track to meet the objective within the time frame.

report of the Compensation Committee

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above.  Based on its review and discussions, our Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board:

Scott Raskin (Chairperson) (Joined the Compensation Committee on February 7, 2017 and appointed the Chairperson of the Compensation Committee since November 3, 2017)

Andrew Gessow

SUMMARY COMPENSATION TABLE

The following table provides information regarding all plan and non-plan compensation awarded to, earned by or paid to each of our named executive officers during the year ended December 31, 2017 and the year ended December 31, 2016.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Steven R. Boal Executive Chairman	2017	465,987	—	2,600,000	1,939,260	389,960	(2)	6,552	(5)	5,401,759
	2016	488,000	—	851,000	2,781,176	512,361	(2)	6,000	(3)	4,638,537

Mir Aamir President and CEO	2017	494,548	—	3,949,998	1,292,840	364,565	(2)	15,192	(5)	6,117,143
	2016	481,000	—	4,393,750	2,022,673	321,116	(2)	6,000	(3)	7,224,539

Ronald J. Fior (4) CFO and Treasurer	2017	379,250	—	975,000	969,630	249,828	(2)	7,584	(5)	2,581,292
	2016	144,356	—	1,121,150	1,270,570	89,906	(2)	4,331	(3)	2,630,313

(1)

The amounts reported reflect the aggregate grant date fair value of option awards, RSUs and PSUs granted during the year as computed in accordance with FASB ASC Topic 718. The assumptions used to calculate these amounts are discussed in Note 9 to our notes to consolidated financial statements included in our Annual Report on Form 10-K, as filed with the SEC on February 16, 2018. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Note that the amounts reported in these columns reflect the accounting cost for these stock awards and stock options, and do not correspond to the actual economic value that may be received by the named executive officers from them.

(2)	The amounts represent payments earned under our executive bonus plan. Amounts earned were paid annually, with such payments being made within 60 days after the end of the year.
(3)	The amount reported represents 401(k) matching contributions.
(4)	Mr. Fior joined our Company in August 2016.
(5)	The amount reported represents 401(k) matching contributions, Group Term Life (GTL) reported income or accrued vacation payout.

Executive Employment Arrangements

Steven R. Boal

We have not entered into an employment agreement with Steven R. Boal, our founder and Executive Chairman, and his employment is at-will. We may enter into such an agreement with him in the future. Mr. Boal’s current base salary is $400,000 and his target annual bonus is 75% of his base salary. Mr. Boal is also eligible to participate in the employee benefit plans made available to most of our other employees.

Please see “Potential Payments upon Termination, Change of Control or Certain Other Events” for additional information.

Mir M. Aamir

Mir M. Aamir, our President and Chief Executive Officer, is employed with us pursuant to an offer letter dated February 18, 2014, which supersedes a prior offer letter dated October 11, 2013, which sets forth the terms and conditions of his employment with us. The offer letter has no specific term and constitutes at-will employment. Mr. Aamir’s current base salary is $500,000 and his annual target bonus is 100% of his base salary. Mr. Aamir is also eligible to participate in employee benefit plans that are generally available to most of our employees.

Please see “Potential Payments upon Termination, Change of Control or Certain Other Events” for additional information.

Ronald J. Fior

Ronald J. Fior, our Chief Financial Officer, is employed pursuant to an offer letter dated July 25, 2016, which sets forth the terms and conditions of his employment with us. This offer letter has no specific term and constitutes at-will employment. Mr. Fior’s current annual base salary is $392,533 and his annual target bonus is 75% of his base salary.  Mr. Fior is also eligible to participate in employee benefit plans that are generally available to most of our other employees.

Please see “Potential Payments upon Termination, Change of Control or Certain Other Events” for additional information.

Potential Payments upon Termination, Change of Control or Certain Other Events

On August 2, 2016, the Company entered into a Change of Control Severance Agreement (each, a “Change of Control Agreement”, and collectively, the “Change of Control Agreements”) with Steven R. Boal, the Company's Executive Chairman, Mir M. Aamir, the Company’s President and Chief Executive Officer and Ronald J. Fior, the Company’s Chief Financial Officer (each, an “NEO”).

Each Change of Control Agreement has a three-year term and any obligations of the Company will lapse upon the end of the term. Pursuant to the Change of Control Agreements, if the NEO’s employment with the Company is terminated without Cause (as such term is defined in the Change of Control Agreement and summarized below) and not by reason of death or Disability (as such term is defined in the Change of Control Agreement), or, for Messrs. Boal and Aamir only, if the NEO terminates his employment with the Company for Good Reason (as such term is defined in the Change of Control Agreement and summarized below), and, in any event, such termination does not occur within three months before or twelve months after a Change of Control (as such term is defined in the Change of Control Agreement) of the Company (the “Change of Control Period”), then provided the NEO signs and does not a revoke a separation agreement and release of claims in favor of the Company and subject to the terms of the Change of Control Agreement, the NEO will receive the following: (i) a lump-sum payment (less applicable withholding taxes) equal to 100% for Messrs. Boal and Aamir and 75% for Mr. Fior, of the NEO’s annual base salary as in effect immediately prior to the NEO’s termination date, and (ii) a taxable lump-sum payment (less applicable withholding taxes) in an amount equal to the monthly COBRA premium that the NEO would be required to pay to continue the NEO’s group health coverage in effect on the date of NEO’s termination of employment, multiplied by twelve for Messrs. Boal and Aamir and nine for Mr. Fior.

Pursuant to the terms of the Change of Control Agreement, if the NEO’s employment with the Company is terminated by the Company without Cause and not by reason of death or Disability or the NEO terminates his employment with the Company for Good Reason, and, in any event, such termination occurs during the Change of Control Period, then provided the NEO signs and does not revoke a separation agreement and release of claims in favor of the Company and subject to the terms of the Change of Control Agreement, the NEO will receive the following: (i) a lump-sum payment (less applicable withholding taxes) equal to 150% for Messrs. Boal and Aamir and 100% for Mr. Fior, of the NEO's annual base salary as in effect immediately prior to the NEO’s termination date or, if greater, at the level in effect immediately prior to the Change of Control; (ii) a lump-sum payment (less applicable withholding taxes) equal to 150% for Messrs. Boal and Aamir and 100% of Mr. Fior, of the NEO’s annual bonus for the year of termination at target level, as in effect immediately prior to the NEO’s termination date, or if greater, at the level in effect immediately prior to the Change of Control; (iii) a taxable lump-sum payment (less applicable withholding taxes) in an amount equal to the monthly COBRA premium that the NEO would be required to pay to continue NEO’s group health coverage in effect on the date of the NEO’s termination of employment, multiplied by eighteen for Messrs. Boal and Aamir and twelve for Mr. Fior; and (iv) 100% of the NEO’s then-outstanding and unvested Equity Awards (as such term is defined in the Change of Control Agreement) will become vested in full and in the case of stock options and stock appreciate rights, will become exercisable.

In the event that the severance and other benefits payable to the NEO constitutes “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then the NEO’s severance benefits will be either (A) delivered in full or (B) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by the NEO on an after-tax basis of the greatest amount of benefits.

For purposes of each Change of Control Agreement, “Cause” means the occurrence of any of the following: (i) NEO’s conviction of, or plea of “no contest” to, a felony or any crime involving fraud or embezzlement; (ii) NEO’s intentional misconduct; (iii) NEO’s material failure to perform his employment duties; (iv) NEO’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company, or any of its subsidiaries, or any other party to whom NEO owes an obligation of nondisclosure as a result of his relationship with the Company or any of its subsidiaries; (v) an act of material fraud or dishonesty against the Company or any of its subsidiaries; (vi) NEO’s material violation of any policy of the Company or any of its subsidiaries or material breach of any written agreement with the Company or any of its subsidiaries; or (vii) NEO’s failure to cooperate with the Company in any investigation or formal proceeding.

For purposes of each Change of Control Agreement, “Good Reason” means the NEO’s termination of his employment in accordance with the next sentence after the occurrence of one or more of the following events without the NEO’s express written consent: (i) a material reduction of the NEO’s duties, authorities, or responsibilities relative to NEO’s duties, authorities, or responsibilities in effect immediately prior to such reduction; (ii) a material reduction by the Company in the NEO’s rate of annual base salary; provided, however, that, a reduction of annual base salary that also applies to substantially all other similarly situated employees of the Company will not constitute “Good Reason”; (iii) a material change in the geographic location of the NEO’s primary work facility or location; provided, that a relocation of less than thirty-five miles from the NEO’s then present location will not be considered a material change in geographic location; or (iv) the failure of the Company to obtain from any successor or transferee of the Company an express written and unconditional assumption of the Company’s obligations to the NEO under the Change of Control Agreement.  In order for the NEO’s termination of his employment to be for Good Reason, the NEO must not terminate employment with the Company without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety days of the initial existence of the grounds for “Good Reason” and a cure period of thirty days following the date of written notice (the “Cure Period”), such grounds must not have been cured during such time, and the NEO must terminate his employment within thirty days following the Cure Period.

2013 Equity Incentive Plan

In the event of a change in control as described in the 2013 Plan, the acquiring or successor entity may assume or continue all or any awards outstanding under the 2013 Plan or substitute substantially equivalent awards. Any awards which are not assumed or continued in connection with a change in control or are not exercised or settled prior to the change in control will terminate effective as of the time of the change in control. The Compensation Committee may provide for the acceleration of vesting of any or all outstanding awards upon such terms and to such extent as it determines, except that the vesting of all awards held by members of the Board who are not employees will automatically be accelerated in full. The 2013 Plan authorizes the Compensation Committee, in its discretion and without the consent of any participant, to cancel each or any outstanding award denominated in shares upon a change in control in exchange for a payment to the participant with respect to each share subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award.

2006 Stock Plan

Our 2006 Stock Plan (the “2006 Plan”) provides that the administrator may adjust the number and class of shares that may be delivered under the plan and each outstanding award and the price of shares under the award in order to preserve the plan’s intended benefits upon certain events, including, without limitation, changes in our capitalization through stock splits, recapitalizations, mergers or consolidations. The 2006 Plan further provides that if, in the event of a merger or change in control, any award is not assumed or replaced with an equivalent substitute award by the successor corporation, then such award will fully vest and be subject to settlement or will become fully exercisable, if applicable, for a specified period prior to the corporate transaction. The award will then terminate upon the expiration of the specified time period.

Equity Grants to Named Executive Officers

In February 2017, Mr. Boal was granted an option to purchase 300,000 shares of our common stock with an exercise price of $13.00 per share. The option will vest and become exercisable as of 25% of the shares underlying the option on February 14, 2018 and 1/48 of the shares subject to the option will vest and become exercisable each month thereafter.  In February 2017, Mr. Boal was also granted RSUs to acquire 200,000 shares of our common stock. The RSUs vested as to 25% on February 14, 2018, and will vest as to 25% on each of February 14, 2019, February 14, 2020, and February 14, 2021, provided that he remains an employee through the applicable anniversary date. Mr. Boal’s equity awards are subject to accelerated vesting as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”

In February 2017, Mr. Aamir was granted an option to purchase 200,000 shares of our common stock with an exercise price of $13.00 per share. The option will vest and become exercisable as of 25% of the shares underlying the option on February 14, 2018 and 1/48 of the shares subject to the option will vest and become exercisable each month thereafter. In February 2017, Mr. Aamir was also granted RSUs to acquire 150,000 shares of our common stock. The RSUs vested as to 25% on February 14, 2018, and will vest as to 25% on each of February 14, 2019, February 14, 2020, and February 14, 2021, provided that he remains an employee through the applicable anniversary date. On September 1, 2017, the Compensation Committee granted Mr. Aamir a performance-based award consisting of 128,205 PSUs in connection with his promotion. On October 30, 2017, the Compensation Committee amended the performance goals applicable to the PSUs from achievement of certain Company stock price goals to PSUs that will vest, if at all, upon the achievement of certain Company revenues and adjusted EBITDA performance targets over the three (3) year period from the date of the grant. In addition, in the event of a change of control of the Company that occurs prior to the expiration of the three (3) year period following the grant date, any unvested PSUs will be assessed as if they were subject to a three (3) year time-based vesting schedule. The Compensation Committee believes the new terms can be more directly tied to Company performance. Mr. Aamir’s equity awards are subject to accelerated vesting as described below in “Potential Payments upon Termination, Change of Control or Certain Other Events”.

In February 2017, Mr. Fior was granted an option to purchase 150,000 shares of our common stock with an exercise price of $13.00 per share. The option will vest and become exercisable as of 25% of the shares underlying the option on February 14, 2018 and 1/48 of the shares subject to the option will vest and become exercisable each month thereafter. In February 2017, Mr. Fior was also granted RSUs to acquire 75,000 shares of our common stock. The RSUs will vest as to 25% on February 14, 2018, and will vest as to 25% on each of February 14, 2019, February 14, 2020, and February 14, 2021, provided that he remains an employee through the applicable anniversary date. Mr. Fior’s equity awards are subject to accelerated vesting as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”

Outstanding Equity Awards as of December 31, 2017

The following table sets forth information regarding equity awards held by our named executive officers at December 31, 2017.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)
Steven R. Boal	—		300,000	(17)	13.00	2/13/2027	—		—
	252,083	(6)	297,917	(6)	8.51	2/16/2026	—		—
	200,000	(7)	—		5.33	2/6/2022	—		—
	240,000	(8)	—		3.70	2/6/2023	—		—
	600,000	(9)	—		8.65	11/13/2023	—		—
	600,000	(9)	—		16.25	11/13/2023	—		—
	800,000	(9)	—		25.00	11/13/2023	—		—
	—		—		—	—	37,500	(11)	440,625
	—		—		—	—	87,500	(12)	1,028,125
	—		—		—	—	75,000	(13)	881,250
	—		—		—	—	200,000	(18)	2,350,000
Mir Aamir	—		200,000	(17)	13.00	2/13/2027	—		—
	376,972	(10)	—		8.65	11/13/2023	—		—
	183,333	(6)	216,667	(6)	8.51	2/16/2026	—		—
	—		—		—	—	128,205	(5)(19)	1,506,409
	—		—		—	—	150,000	(18)	1,762,500
	—		—		—	—	37,500	(11)	440,625
	—		—		—	—	87,500	(12)	1,028,125
	—		—		—	—	93,750	(13)	1,101,563
	—		—		—	—	187,500	(14)	2,203,125
Ronald Fior	—		150,000	(17)	13.00	2/13/2027	—		—
	61,666	(15)	123,334	(15)	13.19	8/9/2026	—		—
	—		—		—	—	75,000	(18)	881,250
	—		—		—	—	63,750	(16)	749,063

(1)

Option is subject to accelerated vesting upon a qualifying termination of the executive’s employment with us as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”

(2)

For options granted prior to our initial public offering, the amounts in this column represent at least the per-share fair value of a share of our common stock on the date of grant, as determined by our Board or, for options granted after our initial public offering, based on the closing share price of our common stock on the NYSE on the date of grant.

(3)

The shares of common stock underlying the RSUs are subject to accelerated vesting upon a qualifying termination of the executive’s employment with us as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”

(4)

The market values of the RSUs in this column that have not vested are calculated by multiplying the number of units shown in the table by the closing share price of our common stock on December 31, 2017, which was $11.75.

(5)

The shares of common stock underlying the PSUs will vest upon achievement of targets directly tied to the Company’s performance and are subject to accelerated vesting upon a qualifying termination of the executive’s employment with us as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”

Vesting Schedule for Outstanding Stock Options and Restricted Stock Units:

Note	Grant Date	Incremental Vesting Dates
(6)	2/17/2016	25% on 2/17/2017; 1/48 monthly for next 3 years.
(7)	2/7/2012	25% on 2/7/2013; 1/48 monthly for next 3 years.
(8)	2/7/2013	25% on 2/7/2014; 1/48 monthly for next 3 years.
(9)	11/14/2013	25% on 11/14/2014; 1/48 monthly for next 3 years.
(10)	11/14/2013	25% on 10/24/2014; 1/48 monthly for next 3 years.
(11)	5/1/2014	25% on 2/20/2015; 25% on 2/22/2016; 25% on 2/20/2017; and 25% on 2/20/2018.
(12)	2/5/2015	25% on 2/20/2016; 25% on 2/20/2017; 25% on 2/20/2018; and 25% on 2/20/2019.
(13)	2/17/2016	25% on 2/17/2017; 25% on 2/17/2018; 25% on 2/17/2019; and 25% on 2/17/2020.
(14)	8/5/2016	25% on 8/5/2017; 25% on 8/5/2018; 25% on 8/5/2019; and 25% on 8/5/2020.
(15)	8/10/2016	25% on 8/10/2017; 1/48 monthly for next 3 years.
(16)	8/10/2016	25% on 8/10/2017; 25% on 8/10/2018; 25% on 8/10/2019; and 25% on 8/10/2020.
(17)	2/14/2017	25% on 2/14/2018; 1/48 monthly for next 3 years.
(18)	2/14/2017	25% on 2/14/2018; 25% on 2/14/2019; 25% on 2/14/2020; and 25% on 2/14/2021.
(19)	9/28/2017

The shares of common stock underlying the PSUs will vest upon achievement of targets directly tied to the Company’s performance on a schedule of 33.3% on 9/28/2018, 33.3% on 9/28/2019 and 33.3% on 9/28/2020; and are subject to accelerated vesting upon a qualifying termination of the executive’s employment with us as described above in “Potential Payments upon Termination, Change of Control or Certain Other Events.”

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to participate in the 401(k) plan following the date they meet the plan’s eligibility requirements, and participants are able to defer a percentage of their eligible compensation subject to applicable annual Internal Revenue Code (the “Code”) and plan limits. Participants are 100% vested in their deferrals. The 401(k) plan permits us to make matching contributions and profit sharing contributions to eligible participants. We currently make a discretionary matching contribution equal to 50% of salary deferrals, not to exceed the lesser of 3% of compensation or $6,000. Participants are vested 25% per year in matching and profit sharing contributions allocated to their account. Both employee contributions and Company contributions are allocated to individual participant accounts, and then are invested in investment alternatives selected by each participant. The 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code.

EQUITY COMPENSATION PLAN INFORMATION

Securities Authorized for Issuance Under Equity Compensation Plans

The following table includes information as of December 31, 2017 for equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	12,606,518	(1)	$10.36	(2)	4,799,309	(3)
Equity compensation plans not approved by security holders	n/a		n/a		n/a
Total	12,606,518				4,799,309

(1)	Excludes purchase rights accruing under our 2013 Employee Stock Purchase Plan.
(2)	The weighted average exercise price relates solely to outstanding stock option shares since shares subject to RSUs have no exercise price.
(3)

Includes 374,152 shares of common stock that remain available for purchase under the 2013 Employee Stock Purchase Plan and  4,425,157 shares of common stock that remain available for purchase under our 2013 Equity Incentive Plan. Additionally, our 2013 Equity Incentive Plan provides for automatic increases in the number of shares available for issuance under it on the first day of each year starting on January 1, 2015 and each subsequent anniversary through 2023, by an amount equal to the smaller of (a) 4% of the number of shares of our common stock issued and outstanding on the immediately preceding December 31, or (b) an amount determined by the Board. Our 2013 Employee Stock Purchase Plan provides for automatic increases in the number of shares available for issuance under it on the first day of each year starting on January 1, 2015 and each subsequent anniversary through 2023, equal to the smallest of (a) 400,000, (b) 0.5% of the number of shares of our common stock issued and outstanding on the immediately preceding December 31, or (c) an amount determined by the Board. The amounts in this table do not include the evergreen increase that was effected on January 1, 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2018, certain information regarding beneficial ownership of our common stock (a) by each person known by us to be the beneficial owner of more than five percent of the outstanding shares of common stock, (b) by each director and nominee for director, (c) by the named executive officers (as defined in “Executive Compensation” above) and (d) by all of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 94,247,342 shares of common stock outstanding at March 31, 2018. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options held by that person or entity that are currently exercisable or that will become exercisable within 60 days of March 31, 2018. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Quotient Technology Inc., 400 Logue Avenue, Mountain View, CA 94043.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent Owned
Directors, Director Nominee(s) and Executive Officers:
Steven R. Boal(1)	7,176,818	7.4%
Mir Amir(2)	1,104,881	1.2%
Ronald J. Fior(3)	153,002	*
Andrew Jody Gessow(4)	309,061	*
Steve Horowitz (5)	346,518	*
Dawn Lepore(6)	85,873	*
Michelle McKenna-Doyle	—	*
David Oppenheimer	—	*
Scott Raskin(7)	5,868	*
David E. Siminoff(8)	148,114	*
All executive officers, directors and director nominee(s) as a group (10 persons)(9)	9,330,135	9.5%
5% Stockholders:
John H. Burbank III(10)	10,000,000	10.6%
T. Rowe Price Associates, Inc. (11)	8,316,764	8.8%
Senvest Management, LLC(12)	6,731,227	7.1%
The Vanguard Group(13)	6,434,241	6.8%
Miller Value Partners, LLC(14)	5,521,016	5.9%
Capital World Investors(15)	5,311,667	5.6%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)

Consists of (i) 3,187,445 shares held of record by Mr. Boal, (ii) 7,882 shares held by the SMSEJ Family Trust U/A dated July 18, 2005 of which Mr. Boal is a co-trustee, (iii) 564,328 shares held by the Steven R. Boal Annuity Trust dated December 6, 2013, of which Mr. Boal is trustee, (iv) 564,328 shares held by the Michele L. Boal Annuity Trust dated December 6, 2013 of which Mr. Boal is trustee, (v) 3,237 shares held by the EBB 2011 Trust dated September 23, 2011, of which Stuart Shiff is trustee, (vi) 3,237 shares held by the JMB 2011 Trust dated September 23, 2011, of which Stuart Shiff is trustee, (vii) 3,237 shares held by the SEB 2011 Trust dated September 23, 2011, of which Stuart Shiff is trustee, and (viii) 2,843,124 shares subject to options exercisable within 60 days of March 31, 2018.  Mr. Boal exercises no voting power and no dispositive power over the shares described in clauses (v), (vi) and (vii) of the preceding sentence.

(2)	Consists of (i) 440,410 shares held of record by Mr. Aamir and (ii) 664,471 shares subject to options exercisable within 60 days of March 31, 2018.
(3)	Consists of (i) 25,191 shares held of record by Mr.Fior and (ii) 127,811 shares subject to options exercisable within 60 days of March 31, 2018.
(4)	Consists of (i) 170,000 shares held of record by the Gessow Family Trust for which Mr. Gessow serves as trustee and (ii) 139,061 shares subject to options exercisable within 60 days of March 31, 2018.

(5)	Consists of (i) 325,000 shares held of record by Mr. Horowitz and (ii) 21,518 shares subject to options exercisable within 60 days of March 31, 2018.
(6)	Based on information as set forth in a Form 4 filed with the SEC on August 3, 2017.
(7)	Consists of 5,868 shares subject to options exercisable within 60 days of March 31, 2018.
(8)

Based on information as set forth in a Form 4 filed with the SEC on November 2, 2017. Consists of (i) 129,978 shares held of record by the D&E Living Trust, u/t/a 10/25/98 for which Mr. Siminoff serves as trustee and (ii) 18,136 shares held by Mr. Siminoff’s minor children.

(9)

Consists of (i) 5,528,282 shares beneficially owned by our current directors, director nominee(s) and executive officers and (ii) 3,801,853 shares subject to options exercisable by such individuals within 60 days of March 31, 2018.

(10)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 9, 2018 by John H. Burbank III, who is the managing member of a certain entity (the “Entity”).  The Entity is the owner of record of an aggregate of 10,000,000 shares. Mr. Burbank has the sole power to vote or direct the vote of and to dispose or direct the disposition of the 10,000,000 shares over which the Entity is owner of record. The address of John H. Burbank III is c/o Passport Capital, LLC, One Market Street, Steuart Tower, Suite 2200, San Francisco, CA 94105.

(11)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2018 by T. Rowe Price Associates, Inc.  T. Rowe Price Associates has sole voting power over 1,367,581 of the shares reported and sole dispositive power over 8,316,764 of the shares reported.  T. Rowe Price New Horizons Fund, Inc. has sole voting power over 5,114,382 of the shares reported and no sole dispositive power over any shares.  The address of each of T. Rowe Price Associates, Inc. and T.Rowe Price New Horizons Fund is 100 E. Pratt Street, Baltimore, MD 21202.

(12)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 12, 2018 by Senvest Management, LLC.  Senvest Management has sole voting power over zero shares reported, shared voting power over 6,731,227 of the shares reported, sole dispositive power over zero shares reported and shared dispositive power over 6,731,227 of the shares reported.  The address of Senvest Management is 540 Madison Avenue, 32nd Floor, New York, New York 10022.

(13)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 12, 2018 by The Vanguard Group. The Vanguard Group has sole voting power over 147,727 of the shares reported, shared voting power over 5,129 of the shares reported, sole dispositive power over 6,287,056 of the shares reported and shared dispositive power over 147,185 of the shares reported.  The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(14)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2018 by Miller Value Partners, LLC. Miller Value Partners has sole voting power over 5,521,016 of the shares reported and sole dispositive power over 5,521,016 of the shares reported.  The address of Miller Value Partners, LLC is One South Street, Suite 2550, Baltimore, MD 21202.

(15)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 14, 2018 by Capital World Investors. Capital World Investors has sole voting power over 5,311,667 of the shares reported and sole dispositive power over 5,311,667 of the shares reported.  The address of Capital World Investors is 333 South Hope Street, Los Angeles, CA 90071.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during 2017, all Section 16(a) filing requirements were satisfied on a timely basis, with the exception of the following reports that were filed late:  Steven R. Boal failed to timely file a Form 4 in (i) February 2017 to report vesting of 106,250 RSUs, a grant of 200,000 RSUs and 300,000 options; and (ii) June 2017 to report sale of 40,000 shares of common stock. Mir Aamir failed to timely file a Form 4 in February 2017 to report vesting of 31,250 RSUs, a grant of 150,000 RSUs and 200,000 options.  Ron Fior failed to timely file a Form 4 in February 2017 to report a grant of 75,000 RSUs and 150,000 options. Connie Chen failed to timely file a Form 4 in February 2017 to report a grant of 100,000 RSUs and 100,000 options.

INDEMNIFICATION AGREEMENTS

In addition to the indemnification required in our Restated Certificate and Bylaws, we have entered into indemnification agreements with each of our directors and executive officers. These agreements generally provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity, to the extent indemnifiable under the law. We believe that these charter and bylaw provisions and indemnity agreements are necessary to attract and retain qualified persons as directors and executive officers. Furthermore, as is typical, we have obtained director and officer liability insurance to cover both us and our directors and officers for liabilities that may be incurred in connection with their services to us.

ADDITIONAL INFORMATION

2017 Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2017 and our 2018 proxy statement, each as filed with the SEC, is available, without charge, by mailing a request to Investor Relations, Quotient Technology Inc., 400 Logue Avenue, Mountain View, CA 94043. The Annual Report on Form 10-K and proxy statement are also available at the web address shown on the Notice of Annual Meeting of Stockholders and under the “SEC Filings” portion of the “Investor Relations” section on our website at http://investors.quotient.com/investors/sec-filings/default.aspx.

OTHER MATTERS

We know of no other matters that are likely to be brought before the Annual Meeting. If, however, other matters that are not now known or determined come before the Annual Meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.

ANNUAL MEETING OF STOCKHOLDERS OF

QUOTIENT TECHNOLOGY INC.

June 5, 2018

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 p.m. Eastern Time the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, proxy statement, proxy card and Annual Report for the year ended December 31, 2017 are available at http://www.astproxyportal.com/ast/18720

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of two Class I directors to hold office until the 2021 Annual Meeting of Stockholders and their successors are elected and qualified, subject to earlier resignation or removal:				FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Ernst & Young LLP as Quotient Technology Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

NOMINEES:
FOR ALL NOMINEES	Mir M. Aamir Steve M. Horowitz

WITHHOLD AUTHORITY FOR ALL NOMINEES		3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

FOR ALL EXCEPT (See instructions below)

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1 and “FOR” Proposal 2.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this proxy.  When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.

QUOTIENT TECHNOLOGY INC.

Proxy for Annual Meeting of Stockholders on June 5, 2018

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Steven R. Boal and Connie L. Chen as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Quotient Technology Inc. held of record by the undersigned at the close of business on April 13, 2018 at the Annual Meeting of Stockholders to be held June 5, 2018 at 10:00 a.m. Pacific Time at 400 Logue Avenue, Mountain View, CA 94043, and at any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)